_____________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 19, 2013
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

2015 Gas Transmission and Storage (“GT&S”) Rate Case

On December 19, 2013, PG&E Corporation’s subsidiary, Pacific Gas and Electric Company (“Utility”), filed its 2015 GT&S rate case application (covering 2015 through 2017) to request that the California Public Utilities Commission (“CPUC”) approve a total annual revenue requirement of $1.29 billion to recover the Utility’s anticipated costs of providing natural gas transmission and storage services beginning on January 1, 2015.  This is an increase of $555 million over the Utility’s authorized revenue requirements of $731 million for 2014, which includes revenue requirements set in the last GT&S rate case and revenue requirements authorized by the CPUC in its decision approving the Utility’s pipeline safety enhancement plan (“PSEP”).  The Utility’s forecasts for the 2015 GT&S rate case period are consistent with state law, which requires gas corporations to develop a plan to identify and minimize hazards and systemic risk for public and employee safety.  The forecasts include the continuation of work begun in the Utility’s PSEP, such as testing pipelines to verify safe operating pressures, replacing older pipelines, installing more valves, and inspecting the interior of more pipelines.

The Utility requested that the CPUC authorize the Utility’s forecast of its 2015 weighted average rate base (i.e., the Utility’s net investment in facilities, equipment, and other property used or useful in providing utility service to its customers) for its gas transmission and storage business of $3.56 billion, which includes the capital spend above authorized for the prior rate case period. The Utility also requested additional revenue requirement increases of $61 million in 2016 and $168 million in 2017 to account for increased capital expenditures and the associated growth in rate base, as well as the increased costs of labor, materials, and other expenses.

As part of its request, the Utility has proposed eliminating the current mechanism that subjects a portion of the Utility’s revenue to market risk, replacing it with new two-way balancing accounts to allow the Utility to record differences between billed revenues and the Utility’s authorized revenue requirements.  Any over-collections would be returned to customers and any under-collections would be paid by customers, with no additional risk or benefit for shareholders.

The Utility has not requested rate recovery for certain costs it forecasts it will incur during 2015 through 2017.  These forecast costs include costs related to the Utility’s multi-year effort to identify and remove encroachments from gas transmission pipeline rights-of-way and approximately $75 million over the three year period to pressure test pipelines placed into service after 1961, consistent with the CPUC’s disallowance of such costs in the PSEP decision, and approximately $75 million of remedial costs associated with the Utility’s pipeline corrosion control program over the three year period.

The Utility has requested that the CPUC issue a final decision by the end of 2014 so that any authorized revenue requirement adjustments can become effective on January 1, 2015.  If the CPUC has not yet issued a final decision, then, in accordance with the CPUC’s decision in the Utility’s last GT&S rate case, there will be an automatic 2% increase in rates on January 1, 2015 that will remain in effect until the CPUC issues a final decision in the 2015 GT&S rate case.  Given the significant revenue requirement increase the Utility has requested, the Utility plans to ask the CPUC for an order to make any authorized revenue requirement changes effective on January 1, 2015, even if the CPUC issues its final decision after that date.

Orders to Show Cause (“OSC”)

As previously disclosed, in August 2013, the CPUC issued two OSCs related to a document submitted by the Utility on July 3, 2013 as “errata” to correct information about some segments in Lines 101 and 147 (two of the Utility’s natural gas transmission pipelines that serve the San Francisco peninsula) that had been previously provided to the CPUC in October 2011 to allow the Utility to restore operating pressure on these pipelines.  On December 19, 2013, the CPUC issued a decision to impose fines of $14.35 million on the Utility in connection with the errata submission, finding that the Utility violated CPUC rules that prohibit any person from misleading the CPUC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

By:	DINYAR B. MISTRY
Dinyar B. Mistry Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY

By:	DINYAR B. MISTRY
Dinyar B. Mistry Vice President, Chief Financial Officer and Controller

Dated: December 19, 2013